EXHIBIT 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
(312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Reports First Quarter Financial Results
Irvine, Calif. — May 8, 2008 — IDM Pharma, Inc. (NASDAQ: IDMI) today reported financial results for the quarter ended March 31, 2008. Financial information presented represents the consolidated results of IDM Pharma, Inc. and its subsidiary, IDM Pharma S.A.
Total revenues for the quarter were $2.4 million, and net loss was $12.1 million or $0.48 per share for the quarter. Expenses for the quarter included non-cash charges of $4.7 million related to the increase in fair value of the warrants issued in the Company’s February and June 2007 financings, primarily as a result of the increase in the Company’s’ stock price during the quarter, and $0.9 million related to a foreign exchange loss, which resulted from changes in the value of the dollar versus the euro on the dollar denominated inter-company loan between the Company’s subsidiaries. Cash and cash equivalents was $22.4 million as of March 31, 2008 compared to $28.4 million on December 31, 2007. The cash and cash equivalents amount at March 31, 2008 does not include $7.8 million (or 5.2 million euros) the Company received in April under a settlement agreement in connection with the termination of sanofi-aventis’ participation in the UVIDEM development program. The Company believes it has adequate cash resources to support its operations into the first half of 2009, based on its current development and operating plans. As previously announced, the Company is evaluating its research and development programs, including related assets and costs, and strategic alternatives available to the Company.
“We continue to make progress in our efforts to bring our lead product candidate, L-MTP-PE, to market,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “In April, the European regulatory authorities conducted an inspection of the Children’s Oncology Group (COG) to assess the quality of the overall survival data from the 2006 confirmatory database included in our applications for regulatory approval. We have also made progress on the two remaining chemistry, manufacturing and controls issues related to characterization of impurities in the active pharmaceutical product and extended stability of the product in its final reconstituted usage form, and expect to provide our responses and data regarding these issues to the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency in advance of its meeting scheduled for June 23-26. In the U.S., we continue to work with the COG in obtaining necessary patient follow up data to allow us to file the amendment to the new drug application (NDA) for L-MTP-PE by the end of this year.”

Details of Financial Results
Total revenues in the quarter ended March 31, 2008 were $2.4 million, compared to total revenues of $2.8 million for the three months ended March 31, 2007. Substantially all of the revenues for both periods were derived from reimbursement of current and past research and development expenses and recognition of deferred revenue related to up-front fees and milestone payments received from sanofi-aventis under the terms of our collaboration agreement. As a result of sanofi-aventis’ decision to terminate its participation in the UVIDEM development program in December 2007, no further such revenues related to UVIDEM will be recognized after this quarter.
Research and development (R&D) expenses decreased to $3.9 million for the three months ended March 31, 2008 from $5.3 million for the three months ended March 31, 2007. The decrease was primarily due to a $0.8 million reduction in spending related to clinical development of UVIDEM, which the Company placed on hold in December 2007 following sanofi-aventis’ notification that it was discontinuing its participation in the development program, a $0.2 million decrease in spending associated with development activities related to other product candidates currently on hold, and a $0.9 million reduction associated with lower headcount and termination in 2007 of a lease agreement for certain of the Company’s Paris facilities, partially offset by higher spending of $0.5 million related to regulatory filings and manufacturing of L-MTP-PE.
Selling and marketing and general and administrative (SG&A) expenses were $2.7 million and $3.1 million for the three months ended March 31, 2008 and 2007, respectively. The higher expenses in 2007 included $0.5 million in fees paid to an investment advisor in connection with the $12.9 million private equity financing completed in February 2007, partially offset by an increase of $0.2 million in stock compensation expense during the 2008 period.
Restructuring expenses were $2.6 million for the three months ended March 31, 2008, which included $2.3 million of severance benefits and $0.3 million of shutdown costs related to the closing of the Company’s facility in France. The Company estimates that it will incur an additional $1.8 million in restructuring costs, including $0.9 million for severance costs and $0.9 million for shut down costs, in the second quarter of 2008.
Interest income for the three months ended March 31, 2008 and 2007 was $0.2 million and $0.1 million, respectively. Higher interest income in 2008 was the result of higher cash investments due to the February and June 2007 financings.
Interest expense for the three months ended March 31, 2008 and 2007 was $4.7 million and $0.2 million, respectively, in non-cash interest expense to record the net increase in the fair value of warrants issued in connection with the February and June 2007 financings.
For the three months ended March 31, 2008, the Company recorded a foreign exchange loss of $0.9 million compared to a loss of $0.3 million for the three months ended March 31, 2007. The higher loss in the quarter ended March 31, 2008 reflects an increase in the exchange rate between the dollar and the euro on the dollar denominated inter-company loan between the Company’s subsidiaries, partially offset by a lower inter-company loan balance.
Net loss for the quarter ended March 31, 2008 was $12.1 million, or $0.48 per basic and diluted share, compared to a net loss of $6.0 million, or $0.39 per share in the corresponding period in 2007.
Update on L-MTP-PE Regulatory Status
In January 2008 the Company announced that following presentation of data at an oral explanation hearing before the CHMP, the CHMP determined in a non-binding opinion that L-MTP-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock stop, or time extension. The clock stop allows the Company additional time to respond to all the remaining questions regarding the marketing authorization application for L-MTP-PE (MAA). The CHMP has requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company is required to address a number of remaining questions relating to chemistry, manufacturing and controls (CMC) and the Company expects to provide responses and data regarding these issues to the CHMP in advance of its meeting scheduled for June 23-26, although the CHMP may have additional questions or require additional information regarding these issues. In April, the European regulatory authorities conducted an inspection of the COG to assess the quality of the overall survival data from the 2006 confirmatory database included in our applications for regulatory approval, and to review Good Clinical Practices compliance of COG in terms of patient randomization and stratification, overall survival data collection, and study monitoring. The Company supported the COG in this effort.
The Company expects to receive a final opinion from the CHMP in the third quarter and a final decision from the European Commission in the fourth quarter of 2008.
As previously announced, in the United States the Company continues to work with the COG as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company expects to submit the amended NDA in the fourth quarter of 2008.
L-MTP-PE was granted orphan drug status in the United States in 2001 and in Europe in 2004. In Europe, the MAA was filed in November 2006 and in the U.S., the NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the timeframe in which the Company’s cash will be sufficient to meet planned operations, the Company’s plans to address the remaining questions with respect to the MAA during the clock-stop granted by the CHMP, and the expected timing of a final opinion from the CHMP and of a final regulatory decision regarding the MAA in the European Union, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA and plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company will be able to respond to the remaining issues with regard to the MAA, including verification of data quality and CMC items, to the satisfaction of the CHMP, whether the CHMP will ask the Company for further information at or following the June 2008 meeting to address remaining issues with regard to the MAA, which would delay the timing of a final opinion from the CHMP, whether the final opinion of the CHMP will be consistent with the non-binding opinion of the CHMP, whether the European Commission will follow the final opinion of the CHMP once issued, whether the timing for the final opinion of the CHMP and the regulatory decision in Europe will occur as expected by the Company, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2008	2007

Revenues:
Related party revenue	$2,401,000	$2,803,000
Research grants and contract revenue	—	25,000
License fees, milestones and other revenues	4,000	10,000

Total revenues	2,405,000	2,838,000

Costs and expenses:
Research and development	3,902,000	5,261,000
Selling and marketing	150,000	106,000
General and administrative	2,591,000	2,949,000
Restructuring expense	2,576,000	—

Total costs and expenses	9,219,000	8,316,000

Loss from operations	(6,814,000)	(5,478,000)

Interest income	238,000	113,000
Interest expense	(4,728,000)	(246,000)
Foreign exchange loss	(852,000)	(313,000)

Loss before income tax	(12,156,000)	(5,924,000)
Income tax benefit (expense)	20,000	(44,000)

Net loss	$(12,136,000)	$(5,968,000)

Weighted average number of shares outstanding	25,162,411	15,420,788

Basic and diluted loss per share	$(0.48)	$(0.39)

Comprehensive loss:
Net loss	$(12,136,000)	$(5,968,000)
Other comprehensive gain	1,422,000	333,000

	$(10,714,000)	$(5,635,000)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$22,367,000	$28,382,000
Other current assets	4,781,000	4,786,000

Total current assets	27,148,000	33,168,000

Property and equipment, net	412,000	513,000
Patents, trademarks and other licenses, net	2,809,000	2,734,000
Goodwill	2,812,000	2,812,000
Other long-term assets	857,000	832,000

Total Assets	$34,038,000	$40,059,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Common stock warrants	$5,178,000	$450,000
Other current liabilities	12,559,000	11,712,000
Other liabilities	543,000	1,874,000
Stockholders’ equity	15,758,000	26,023,000

Total liabilities and stockholders’ equity	$34,038,000	$40,059,000